Exhibit 99.4
ADAMS RESPIRATORY THERAPEUTICS ANNOUNCES PROMOTION OF
RITA M. O’CONNOR TO CHIEF FINANCIAL OFFICER AND TREASURER
CHESTER, N.J. (Feb. 7, 2007) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that Rita M. O’Connor has been promoted to chief financial officer and treasurer, effective immediately. She succeeds David P. Becker, chief financial and administrative officer and treasurer, who announced his resignation from the Company to accept a position as chief executive officer of a privately held medical diagnostics company.
Michael J. Valentino, president and chief executive officer said, “I am very pleased to announce the promotion of Rita to chief financial officer and treasurer. Since joining Adams two years ago, Rita has proven to be a very valuable member of the executive team, and the Board of Directors joins me in enthusiastically supporting her in this new leadership position.”
Before joining Adams in November 2004, O’Connor spent seven years at Schering-Plough Corporation working in a series of positions of increasing responsibility within the corporate global finance department. More recently, she was senior director planning & reporting, within the corporate controller’s group.
She began her career in the audit department at Deloitte and Touche, where she progressed to audit manager, including a two-year program in Deloitte’s National Office technical accounting research department. O’Connor has a B.S. degree in accounting from Rutgers University and is a certified public accountant.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.